Registration No. 333-________

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	84-0617433
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4550 California Avenue, Suite 600, Bakersfield, California 93309
(Address of principal executive offices)

2005 Stock Option And Incentive Plan, As Amended
Directors' Compensation Agreements

A. M. Evans
Chief Financial Officer
Tri-Valley Corporation
4550 California Avenue, Suite 600
Bakersfield, California 93309
661-864-0500
661-864-0600 (Fax)
(Name, address and telephone number of agent for service)

Copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512-499-3600
512-499-3660 (Fax)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per shares (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $.001 par value per share (2)	1,500,000 shares	$7.775	$11,662,500	$3,580.39
Common stock, $.001 par value per share (3)	29,000 shares	$7.775	$ 225,475	$ 96.22
Total	1,529,000 shares		$11,887,975	$3,676.61

(1)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 (the "Securities Act"). The offering price and the amount of fee for these shares were computed based on the average of the high and low prices of our common stock as reported by the American Stock Exchange on December 17, 2007.

(2)

These shares underlie options issuable under an amendment to the Tri-Valley Corporation 2005 Stock Option and Incentive Plan (the "Plan"), which was approved at the annual shareholders' meeting on October 6, 2007. Pursuant to Rule 416(a) under the Securities Act, there are also being registered such additional shares of common stock as may become issuable pursuant to the antidilution provisions of the Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)

These shares have been awarded to directors of Tri-Valley Corporation pursuant to agreements between Tri-Valley Corporation and the directors as partial compensation for their services to the corporation.

EXPLANATORY NOTE

In this Registration Statement, "we," "us," "our," and the "Registrant" all refer to Tri-Valley Corporation. This Registration Statement includes both shares of common stock issuable under the Plan, some of which may be issued to officers and directors of the Registrant, and shares which have been previously issued or have been granted for future issuance pursuant to agreements with directors of the Registrant as compensation for services rendered. As such, this Registration Statement contains the following reoffer prospectus prepared in accordance with Form S-8, Instruction C, to be utilized for reofferings and resales on a continuous or a delayed basis in the future of securities that have been issued pursuant to plans and may be deemed to be "control securities" or "restricted securities" under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1 Plan Information

We will send or give to all participants in the Plan the document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act. We have not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Part II, Item 3) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2 Registrant Information and Employee Plan Annual Information

We will provide to each participant in the Plan a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge by contacting:

Thomas J. Cunningham
Chief Administrative Officer
Tri-Valley Corporation
4550 California Avenue, Suite 600
Bakersfield, California 93309
661-864-0500

REOFFER PROSPECTUS

TRI-VALLEY CORPORATION
1,529,000 Shares of Common Stock
pursuant to the
2005 Stock Option and Incentive Plan, as Amended
and
Directors' Compensation Agreements

This reoffer prospectus relates to up to 1,529,000 shares of the common stock, par value $0.001 per share, of Tri-Valley Corporation which may be offered from time to time by certain of our shareholders (the "Selling Shareholders") described under Selling Shareholders in this reoffer prospectus. The Selling Shareholders are current or former directors and officers who acquired, or will acquire, the shares of common stock as partial compensation for their services. In this reoffer prospectus, "we," "us," "our," and the "Registrant" all refer to Tri-Valley Corporation.

Our stock is traded on the American Stock Exchange (symbol TIV). On December 4, 2007, the closing price of our stock on the Amex was $6.29 per share.

The Selling Shareholders may offer the shares for sale at prevailing prices on the Amex on the date of sale. They may also sell their shares in private transactions under Rule 144, pledge their shares from time to time, or make a gift of the shares.

We will not receive any proceeds from the sales of the shares by Selling Shareholders, but we will receive funds from the exercise of any stock options pursuant to the 2005 Stock Option and Incentive Plan, as amended (the "Plan") for such shares, and we will use such funds for working capital. We paid the cost of the preparation of this prospectus and of registration. All brokerage commission, discounts and other selling expenses incurred by individual Selling Shareholders will be borne by those shareholders.

Neither the SEC nor any state securities administrator has approved or disapproved of these securities or determined that this prospectus is truthful or complete. It's illegal for anyone to tell you otherwise.

Carefully read the Risk Factors section beginning on page 3 of this reoffer prospectus for information that should be considered before investing in our common stock.

The date of this prospectus is December 19, 2007.

Contents

Our Company	2

Risk Factors	3

Special Note Regarding Forward-Looking Statements	7

Use of Proceeds	7

Selling Shareholders	7

Plan of Distribution	8

Indemnification of Officers and Directors	9

Legal Matters	9

Experts	9

Available Information	9

Incorporation of Certain Documents by Reference	10

Our Company

Tri-Valley Corporation ("TVC" or the Company), a Delaware corporation formed in 1971, is in the business of exploring, acquiring and developing petroleum and metal and mineral properties and interests therein. Tri-Valley has five subsidiaries and four operating segments or business lines.

-

Tri-Valley Oil & Gas Company ("TVOG") operates the oil & gas activities. TVOG derives the majority of its revenue from oil and gas drilling and turnkey development. TVOG primarily generates its own exploration prospects from its internal database, and also screens prospects from other geologists and companies. TVOG generates these geological "plays" within a certain geographic area of mutual interest. The prospect is then presented to potential co-ventures. The company deals with both accredited individual investors and energy industry companies. TVOG serves as the operator of these co-ventures. TVOG operates both the oil and gas production segment and the drilling and development segment of our business lines.

-	Select Resources Corporation ("Select") was created in late 2004 to manage, grow and operate Tri-Valley's mineral interests. Select operates the minerals segment of our business lines.

-

Great Valley Production Services, LLC, was formed in 2006 to operate oil production services, well work over and drilling rigs, primarily for TVOG. Tri-Valley has sold 36% of the ownership interest to private parties and has retained a 64% ownership interest in this subsidiary. Operations began in the third quarter of 2006. However, from time to time TVOG may contract various units to third parties when not immediately needed for TVOG projects.

-

Great Valley Drilling Company, LLC ("GVDC") was formed in 2006 to operate oil drilling rigs, primarily in Nevada where Tri-Valley has 17,000 acres of prospective oil leases. However, because rig availability is so extremely scarce in Nevada, GVDC has an exceptional opportunity to do contract drilling for third parties in both petroleum and geothermal projects. For the time being GVDC, whose operation began in the first quarter of 2007, expects its primary activity will be contract drilling for third parties.

-	Tri-Valley Power Corporation is inactive at the present time.

Risk Factors

Risks Involved in Oil and Gas Operations

Our success depends heavily on market conditions and prices for oil and gas.

Our success depends heavily upon our ability to market oil and gas production at favorable prices. In recent decades, there have been both periods of worldwide overproduction and underproduction of hydrocarbons and periods of increased and relaxed energy conservation efforts. As a result the world has experienced periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis; these periods have been followed by periods of short supply of, and increased demand for, crude oil and to a lesser extent, natural gas. The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations.

Estimating oil and gas reserves leads to uncertain results and thus our estimates of value of those reserves could be incorrect.

While the Company has always had its holdings annually estimated by a qualified, independent engineering firm, the process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in reserve reports that we periodically obtain from independent reserve engineers.

Any significant variance in these assumptions could materially change the estimated quantities and present value of our reserves. In addition, our proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used, and such variances may be material.

Continued production of oil and gas depends on our ability to find or acquire additional reserves, which we may not be able to accomplish.

In general, the volume of production from oil and gas properties declines as reserves are produced. Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, or both, our proved reserves will decline as reserves are produced. Our future oil and gas production is, therefore, highly dependent upon our ability to find or acquire additional reserves. The business of acquiring, enhancing or developing reserves is capital intensive. We require cash flow from operations as well as outside investments to fund our acquisition and development activities. If our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services has risen, and the costs of these services are increasing, while the quality of these services may suffer. The unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel has become particularly severe in California and has materially and adversely affected us because our operations and properties are concentrated in those areas. However, in late 2005, the Company began acquiring production rigs and has converted two rigs into rigs that can also drill. The Company has also acquired one medium deep drilling rig.

Our oil and gas reserves are concentrated in California.

Because we are not diversified geographically, local conditions may have a greater effect on us than on other companies. Substantially all of our oil and gas reserves are located in California. Because our reserves are not diversified geographically, our business is more subject to local conditions than other, more diversified companies.

Oil and gas drilling and production activities are subject to numerous mechanical and environmental risks that could cause less production.

These risks include the risk that no commercially productive oil or gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit our ability to develop, produce or market our reserves. New wells we drill may not be productive and we may not recover all or any portion of our investment in the well.

Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

Industry operating risks include the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formation and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, we maintain insurance against these kinds of risks, but our level of insurance may not cover all losses in the event of a drilling or production catastrophe. Insurance is not available for all operational risks, such as risks that we will drill a dry hole, fail in an attempt to complete a well or have problems maintaining production from existing wells.

Oil and gas activities can result in liability under federal, state, and local environmental regulations for activities involving among other things, water pollution and hazardous waste transport, storage and disposal. Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved. Environmental laws could subject us to liabilities for environmental damages even where we are not the operator who caused the environmental damage.

Drilling is a speculative activity, because assessments of drilling prospects are inexact.

The successful acquisition of oil and gas properties depends on our ability to assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present.

Therefore, our assessment of drilling prospects are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In most cases, we are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities and we generally acquire interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties. In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, the seller may not be able to fulfill its contractual obligation. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources, which are substantially greater than ours. Therefore, we may not be able to acquire producing oil and gas properties which contain economically recoverable reserves, or we may not be able to make such acquisitions at acceptable prices.

Governmental regulations make production more difficult and production costs higher.

Domestic exploration for the production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations affecting the oil and gas industry that often are difficult and costly to comply with and which carry substantial penalties for noncompliance. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Most states in which we operate also have statutes and regulations governing conservation matters, including the unitization or pooling of properties and the establishment of maximum rates of production from wells. Many state statutes and regulations may limit the rate at which oil and gas could otherwise be produced from acquired properties. Some states have also enacted statutes proscribing ceiling prices for natural gas sold within their states. Our operations are also subject to numerous laws and regulations governing plugging and abandonment, the discharge of material into the environment or otherwise relating to environmental protection. The heavy regulatory burden on the oil and gas industry increases its cost of doing business and consequently affects its profitability. Any change in such laws, rules, regulations, or interpretations, may harm our financial condition or operating results.

Risks Involved in Our Mineral Exploration Business

Our industrial mineral operations have not yet begun to realize significant revenue.

Select was formed in late 2004. We have realized no significant operating revenue from our investment in Select to date, and we cannot predict when, if ever, we may begin to see significant returns from these mining investments.

Our mining operations may not be profitable.

The economic value of mining operations may be adversely affected by:

-	Declines or changes in demand;
-	Declines in the market price of the various metals or minerals;
-	Increased production or capital costs;
-	Increasing environmental and/or permitting requirements and government regulations;
-	Reduction in the grade or tonnage of the deposit;
-	Increase in the dilution of the ore;
-	Reduced recovery rates;
-	Delays in new project development;
-	New, lower cost competitors;
-	Inability to hire and keep trained professionals;
-	Reductions in reserves; and
-	Write-downs of asset values.

Our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance.

Our business is subject to a number of risks and hazards including:

-	Environmental hazards;
-	Industrial accidents;
-	Unusual or unexpected geologic formations; and
-	Unanticipated hydrologic conditions, including flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

-	Personal injury or fatalities;
-	Damage to or destruction of mineral properties or producing facilities;
-	Environmental damage; and
-	Delays in exploration, development or mining.

For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience, industry practice and circumstances surrounding each identified risk. Insurance against environmental risks is generally either unavailable or, we believe, too expensive for us, and, therefore, we do not maintain environmental insurance. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Risks Involved in Our Operations Generally

If we are unable to obtain additional funding our business operations will be harmed.

We believe that our current cash position and estimated 2007 cash from operations will be sufficient to meet our current estimated operating and general and administrative expenses and capital expenditures through the end of fiscal year 2007; however, the Company will require additional funding to complete our aggressive drilling activities. Although we have always been successful in the past attracting sufficient capital and have sufficient capital for 2007 operations, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent or limit us from implementing our full business strategy.

The departure of any of our key personnel would slow our operation until we could fill the position again.

Our success will depend in large part on the continued services of our president and chief executive officer, F. Lynn Blystone. Our employment agreement with Mr. Blystone ended at the end of 2006 and is awaiting formal extension through December 31, 2007 by the Board of Directors. On March 3, 2007, the Board elected Mr. Blystone to the additional post of Chairman. The loss of his services would be particularly detrimental to us because of his background and experience in the oil and gas industry. We carry key man insurance of $500,000 on Mr. Blystone's life.

We also consider our chief administrative officer, Thomas J. Cunningham, and the president of our TVOG subsidiary, Joseph R. Kandle, to be key employees whose loss would be detrimental to us because of their oil and gas industry experience. We do not have employment contracts with either Mr. Cunningham or Mr. Kandle. We carry key man life insurance of $1,000,000 on Mr. Kandle, and no key man insurance on Mr. Cunningham.

Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. You should read statements that contain these words carefully because they:

- discuss our future expectations;
- contain projections of our future results of operations or of our financial condition; and
- state other "forward-looking" information.

These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

-	volatility in earnings from operating activities;
-	ability to obtain additional equity investments or financing to support growth and operations;
-	success or failure in discovering new reserves of oil and gas to replace depleting existing reserves;
-	ability to develop and place into production our industrial minerals operation; and
-	ability to sell industrial minerals, when extracted, at a price high enough to justify continued mining expenses.

You should also carefully consider the statements set forth in Risk Factors, page 3, and other sections of this prospectus, and in other documents that we have incorporated by reference in this prospectus, which address additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock sold by the Selling Stockholders pursuant to this reoffer prospectus. We will receive funds from the exercise of stock options to be granted under the Plan, and we will use such funds for working capital.

Selling Shareholders

This reoffer prospectus relates to the following shares of common stock which have been acquired by the following Selling Shareholders:

Selling Shareholder	Position with Company	Number of Shares owned Before Sale (1)	Number of Shares Being Registered	Number of Shares Owned After Sale (1)	% of Shares Owned by Holder After Sale (2)

F. Lynn Blystone (3)	President and Director	1,233,953	5,000	1,228,953	4.8%
Paul W. Bateman (4)	Director	3,000	2,000	1,000	*
Milton J. Carlson (4)	Director	345,000	4,000	341,000	1.4%
Edward M. Gabriel (4)	Director	2,000	2,000	0	*
G. Thomas Gamble (4)	Director	1,819,167	4,000	1,815,167	7.3%
Henry Lowenstein, Ph.D. (4)	Director	104,200	4,000	100,200	*
Loren J. Miller (4)	Director	307,800	4,000	303,800	1.2%
William H. "Mo" Marumoto (4)	Director	104,000	4,000	100,000	*
Unknown (5)		1,500,000	1,500,000	0	*
Total		5,418,120	1,529,000	3,889,620	14.9%

*	Less than 1% of outstanding shares.

(1)

Includes shares which the listed Selling Shareholder has the right to acquire from the exercise of options, as follows: F. Lynn Blystone 747,850; Milton J. Carlson 240,000; G. Thomas Gamble 130,000; Henry Lowenstein 100,000 and William H. Marumoto 100,000.

Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding (1) the number of exercisable options for that person to (2) the number of total shares outstanding, and dividing that result into (3) the total number of shares and exercisable options owned by that person.

(2)

Based on total outstanding shares of 24,707,684 as of September 30, 2007. The persons named herein have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(3)	The shares to be sold were granted in 2006 as compensation pursuant to Mr. Blystone's employment agreement.

(4)

The shares to be sold were granted in 2006 and 2007 pursuant to compensation agreements with each listed director and include, for each non-employee director, 2,000 unissued shares which the board has approved for issuance in early 2008 as partial compensation for service on the board of directors during 2007.

(5)

These shares underlie stock options that have not yet been granted to specific directors and employees but are reserved for issuance under the Plan as amended in October 2007. Some of these option shares could be granted to our officers or directors. We may amend or supplement this reoffer prospectus from time to time in the future to update or change the list of selling shareholders and shares that may be resold.

Plan of Distribution

We are registering the common stock on behalf of the Selling Shareholders. These shareholders may sell their shares from time to time:

-	on the American Stock Exchange or another market where the stock is listed for trading;
-	to a broker-dealer who purchases the shares for its own account; or
-	in private transactions or by gift.

The Selling Shareholders may also pledge their shares from time to time, and the lender may sell the shares on foreclosure.

To our knowledge, no specific brokers or dealers have been designated by the selling shareholders nor have they entered into any agreements regarding when they may sell their shares or whether they will pay brokerage commissions in connection with their sales under this reoffer prospectus. Sales will be made at prevailing prices at the time of such sales. We will pay all expenses of preparing this reoffer prospectus but will not receive the proceeds from sales of stock by the Selling Shareholders. We will, however, receive proceeds from the exercise of stock options under the Plan if and when any holders of such options choose to exercise them.

Indemnification of Officers and Directors

Article Eleventh of our Amended and Restated Certificate of Incorporation (the "Charter") provides that we shall indemnify our present and former directors, officers and persons ("Authorized Representatives") presently or formerly serving at our request as directors or officers of any other enterprise, against liabilities, damages, settlements, and expenses (including attorneys' fees) to the fullest extent permitted by law, as now in effect and as may be amended in the future.

In general, Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Scope of indemnification Rights. The indemnification of Authorized Representatives and advancement of expenses shall not be deemed exclusive of any other rights such indemnitee may be entitled to under any statute, agreement, vote of stockholders or disinterested directors. We are obligated to indemnify and advance expenses to Authorized Representatives to the full extent permitted by law.

Indemnification for Past Authorized Representatives. The indemnification and advancement of expenses shall continue to apply to a person who has ceased to be a director or Authorized Representative and shall inure to the benefit of heirs, executors and administrators of such a person.

Commission Position on Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Legal Matters

The legality of the shares offered hereby has been passed upon by Strasburger & Price, LLP, 600 Congress Avenue, Suite 1600, Austin, Texas 78701.

Experts

Our financial statements incorporated in this Registration Statement by reference to our Form 10-K for the year ended December 31, 2006, have been audited by Brown Armstrong Accountancy Corporation, independent auditors. Such financial statements and reports are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

Available Information

We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system. You can find our SEC filings on the SEC's web site, www.sec.gov.

We furnish our shareholders with a copy of the annual report on Form 10-K that we file with the SEC, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

Incorporation of Certain Documents by Reference

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the annual report on Form 10-K for the year ended December 31, 2006, as amended, our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, as amended, June 30, 2007, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

If we file any document with the SEC that contains information which is different from the information contained in this prospectus you may rely only on the most recent information which we have filed with the SEC.

We will provide a copy of the documents referenced above without charge if you request the information from us. You should contact Thomas J. Cunningham, Tri-Valley Corporation, 4550 California Avenue, Suite 600, Bakersfield, California 93309 (phone 661-864-0500) if you wish to receive any of this material.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference

We hereby incorporate by reference into this Registration Statement the following documents:

(a)	Our amended annual report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the Commission on August 30, 2007.

(b)

All other reports we filed with the Commission since December 31, 2006, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), including our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2007, June 30, 2007, and March 31, 2007.

(c)	The description of our common stock, par value $.001 per share, contained in Item 5 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities

Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5 Interests of Named Experts and Counsel

None.

Item 6 Indemnification of Directors and Officers

Article Eleventh of our Amended and Restated Certificate of Incorporation (the "Charter") provides that we shall indemnify our present and former directors, officers and persons ("Authorized Representatives") presently or formerly serving at our request as directors or officers of any other enterprise, against liabilities, damages, settlements, and expenses (including attorneys' fees) to the fullest extent permitted by law, as now in effect and as may be amended in the future.

In general, Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Scope of indemnification Rights. The indemnification of Authorized Representatives and advancement of expenses shall not be deemed exclusive of any other rights such indemnitee may be entitled to under any statute, agreement, vote of stockholders or disinterested directors. We are obligated to indemnify and advance expenses to Authorized Representatives to the full extent permitted by law.

Indemnification for Past Authorized Representatives. The indemnification and advancement of expenses shall continue to apply to a person who has ceased to be a director or Authorized Representative and shall inure to the benefit of heirs, executors and administrators of such a person.

Commission Position on Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7 Exemption from Registration Claimed

Not applicable.

Item 8 Exhibits

Number	Description
4.1	2005 Stock Option and Incentive Plan, as amended*
5.1	Opinion of Strasburger & Price, LLP*
23.1	Consent of Brown Armstrong Accountancy Corporation*
23.2	Consent of Strasburger & Price, LLP (included in the opinion as Exhibit 5.1 hereto)*
24.1	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)*
* Filed herewith.

Item 9 Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii)       reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii)       To include any material information with to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 12 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2)       That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

       (b)       The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report as required by Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on December __, 2007.

TRI-VALLEY CORPORATION

/s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief
Executive Officer (Principal Executive Officer)

/s/ Arthur M. Evans
Arthur M. Evans, Chief Financial
Officer (Principal Financial Officer and
PrincipalAccounting Officer )

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints F. Lynn Blystone as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as attorney-in-fact may deem appropriate.

Signature	Title	Date
/s/ F. Lynn Blystone		December 19, 2007
F. Lynn Blystone	President, Chief Executive Officer, Chairman of the Board and Director
/s/ Paul W. Bateman		December 19, 2007
Paul W. Bateman	Director
/s/ Milton J. Carlson		December 19, 2007
Milton J. Carlson	Director
/s/ Edward M. Gabriel		December 19, 2007
Edward M. Gabriel	Director
/s/ G. Thomas Gamble		December 19, 2007
G. Thomas Gamble	Director
/s/ Henry Lowenstein		December 19, 2007
Henry Lowenstein	Director
/s/ William H. Marumoto		December 19, 2007
William H. Marumoto	Director

Loren J. Miller	Director

Exhibit Index

Number	Description
4.1	2005 Stock Option and Incentive Plan, as amended*
5.1	Opinion of Strasburger & Price, LLP*
23.1	Consent of Brown Armstrong Accountancy Corporation*
23.2	Consent of Strasburger & Price, LLP (included in the opinion as Exhibit 5.1 hereto)*
24.1	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)*
* filed herewith